Exhibit 99.1

For Immediate Release	Contact:	Melissa Andrews, ScanSource, Inc.
August 24, 2017		864.286.4425
		melissa.andrews@scansource.com

SCANSOURCE ANNOUNCES APPOINTMENT OF GERRY LYONS

AS CHIEF FINANCIAL OFFICER

GREENVILLE, SC – ScanSource, Inc. (NASDAQ: SCSC), a leading global provider of technology products and solutions, is pleased to announce the appointment of Gerald (Gerry) Lyons as Executive Vice President and Chief Financial Officer effective August 23, 2017. Since November 2016, Lyons has served as ScanSource’s Senior Vice President and Interim Chief Financial Officer with responsibility for leading ScanSource’s worldwide finance teams.

“We are excited to have Gerry take on the CFO role after successfully serving as interim CFO for the past nine months,” said Mike Baur, Chief Executive Officer, ScanSource, Inc. “Gerry’s proven leadership and deep knowledge of ScanSource will serve ScanSource well as we continue to grow our business and deliver profitable growth.”

“I am extremely excited and humbled to have the opportunity to head our financial teams and be part of such a strong and capable leadership team,” said Lyons.

Lyons joined ScanSource in 2007 and has worked in several financial management roles, including Principal Accounting Officer, Corporate Controller, and Vice President, Financial Business Systems, where he was actively involved in the implementation, management, and oversight of ScanSource’s financial systems and processes. Prior to joining ScanSource, Lyons served as the Plant Controller, Global Group Controller, and Plant Manager for Moen Incorporated. He holds a Masters of Business Administration degree from Cleveland State University and Bachelor of Science in Financial Management from Clemson University.

For more information about ScanSource, please visit www.scansource.com.

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ: SCSC) is a leading global provider of technology products and solutions, focusing on point-of-sale (POS), barcode, physical security, video, voice, data networking and technology services. ScanSource’s teams provide value-added solutions and operate from two segments, Worldwide Barcode, Networking & Security and Worldwide Communications & Services. ScanSource is committed to helping its customers choose, configure and deliver the industry’s best solutions across almost every vertical market in North America, Latin America and Europe. In August 2016, ScanSource entered the recurring revenue telecom and cloud services market through its acquisition of Intelisys, the industry’s leading technology services distributor. Founded in 1992, the Company is headquartered in Greenville, South Carolina and was named one of the 2017 Best Places to Work in South Carolina. ScanSource ranks #647 on the Fortune 1000. For more information, visit www.scansource.com.

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